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                                                                 EXHIBIT 12

                        Westinghouse Air Brake Company
    Statement Regarding Computation of Ratio of Earnings to Fixed Charges


COMPUTATION OF EARNINGS TO FIXED CHARGES
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
                                             (Unaudited)
                                         Three Months Ended
                                              March 31                                 Year Ended December 31,
                                         ------------------          -------------------------------------------------------
                                           1999       1998             1998         1997        1996       1995       1994
                                         ------------------          -------------------------------------------------------
Consolidated Earnings:

 Income before income taxes              $19,735    $17,513          $ 72,530       $60,590     $53,648    $58,509    $62,454
 Interest expense                          9,096      7,373            31,217        29,729      26,152     30,998     10,898
 Debt fee amortization                       236        542             1,375         1,993       1,844      1,638          0
 33.33% of lease expense                     281        321             1,254         1,089         924        924        627

           Total Earnings                $29,348    $25,749          $106,376       $93,401     $82,568    $92,069    $73,979

Consolidated Fixed Charges:

 Interest expense                        $ 9,096    $ 7,373            31,217       $29,729     $26,152    $30,998    $10,898
 Debt fee amortization                       236        542             1,375         1,993       1,844      1,638          0
 33.33% of lease expense                     281        321             1,254         1,089         924        924        627

           Total Fixed Charges           $ 9,613    $ 8,236          $ 33,846       $32,811     $28,920    $33,560    $11,525

Earnings/Fixed Charges                       3.1        3.1               3.1           2.8         2.9        2.7        6.4

PROFORMA COMPUTATION OF EARNINGS TO FIXED CHARGES
TO ADJUST FOR THE MERGER WITH MOTIVE POWER
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
                                         Three Months Ended             Year Ended
                                           March 31, 1999            December 31, 1998
                                         ------------------          -----------------
Consolidated Earnings:
 Income before income taxes                    $ 32,145                $   121,311
 Interest expense                                11,290                     37,111
 Debt fee amortization                              282                      2,200
 33.33% of lease expense                            443                      2,043

           Total Earnings                      $ 44,160                $   162,665


Consolidated Fixed Charges:

 Interest expense                              $ 11,290                $    37,111
 Debt fee amortization                              282                      2,200
 33.33% of lease expense                            443                      2,043

           Total Fixed Charges                 $ 12,015                $    41,354
Earnings/Fixed Charges                              3.7                        3.9